EXHIBIT 10.1

SALE BONUS RELEASE AGREEMENT

April 16, 2022

Re:  Payment and Release

Dear Jess:

Reference is hereby made in this Sale Bonus Release Agreement (this “Release”) to your employment agreement (the “Employment Agreement”) with ALJ Regional Holdings, Inc., (“Company”) dated June 21, 2020.

You hereby acknowledge and agree that, in connection with the closing of the transactions (the “Transactions”) contemplated by that certain stock purchase agreement dated as of February 3, 2022 by and among the Company, Phoenix Color Corp. and LSC Communications Book LLC, the Company shall pay you a bonus payment in the amount of $1,563,538, which amount shall be subject to applicable federal, state, and local tax and other withholdings (the “Sale Bonus”). You acknowledge and agree that the Sale Bonus is in full settlement and satisfaction of your rights to any and all amounts that may be owed to you as of the date hereof under Section 3 of Appendix A to the Employment Agreement (whether amounts due pursuant to Section 3 are in respect of the Transactions or other transactions that may have occurred before the closing of the Transactions (the “Section 3 Amounts”). Upon the payment of the Sale Bonus, you shall have no further claim or entitlement to any future payment or settlement with respect to the Sale Bonus or the Section 3 Amounts. For the avoidance of doubt, you are not waiving any amounts that may become payable to you in connection with NY Metro, Gainwell, RemainCo and Vistio. You further acknowledge and agree that, in order to avoid the imposition of any excise taxes under Section 4999 the Internal Revenue Code of 1986, as amended (the “Code”), you have voluntarily waived your rights to any Section 3 Amounts as a means of avoiding a loss of deductions by the Company under Section 280G of the Code and excise taxation to you under Section 4999 of the Code.

Upon receipt of the Sale Bonus, you do hereby release, acquit and forever discharge the Company, and any of its respective affiliates or subsidiaries, and any of their respective officers, directors, employees, agents, representatives, attorneys, accountants, consultants, bankers and financial advisors, successors, and permitted assigns from any and all claims, demands, losses, damages, actions, causes of action, or suits of any kind or nature whatsoever, both known and unknown, specifically including, but not limited to, any and all claims relating to the Sale Bonus and the Section 3 Amounts. You understand and agree that you executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any other person and that: (w) you have read this Release, (x) you have been represented in the preparation, negotiation, and execution of this Release by legal counsel and tax advisors of your own choice or have elected not to retain legal counsel or tax advisors, (y) you understand the terms and consequences of this Release and of the releases it contains, and (z) you are fully aware of the legal and binding effect of this Release.

This Release shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Release as of the date first written above.

ALJ REGIONAL HOLDINGS, INC.
Date: April 16, 2022	By:/s/ Brian Hartman
Name:Brian Hartman
Title:Chief Financial Officer

Acknowledged and agreed as of the
date first written above:

Jess Ravich

/s/ Jess Ravich__________________

[Signature Page to Sale Bonus Release Agreement]